SECURITIES LENDING AGREEMENT ("Lending Agreement"), dated as of March 8, 2001, between Emerging Markets Growth Fund, Inc. ("Lender"), having its principal place of business at 11100 Santa Monica Boulevard, 15th Floor, Los Angeles, California 90025 and The Chase Manhattan Bank ("Chase"), having its principal place of business at 270 Park Avenue, New York, New York 10017-2070.
 It is hereby agreed as follows:
Section 1 - Definitions.
 Unless the context clearly requires otherwise, the following words shall have the meanings set forth below when used herein:
(iv) "Account" shall mean the securities account established and maintained by Chase on behalf of Lender pursuant to that certain custody agreement ("Agreement"), dated as of June 3, 1986, as amended from time to time, between Chase and Lender, which Agreement provides, inter alia, for the safekeeping of Securities received by Chase from time to time on behalf of Lender.
(v) "Agreement" shall have the meaning assigned thereto in the definition of Account.
(vi) "Authorized Investment" shall mean any type of instrument, security, participation or other property in which Cash Collateral may be invested or reinvested, as described in Section 5(e) hereof and Appendix 3 hereto (and as such Appendix may be amended from time to time by written agreement of the parties).
(vii) "Authorized Person" shall mean, except to the extent that Chase is advised to the contrary by Proper Instruction, any person who is authorized to give instructions to Chase pursuant to the Agreement and any mandates given to Chase in connection with such Agreement. An Authorized Person shall continue to be so until such time as Chase receives Proper Instructions that any such person is no longer an Authorized Person.
(viii) "Borrower" shall mean an entity listed on Appendix 1 hereto other than any entity which Chase shall have been instructed to delete from such list pursuant to Written Instructions and as such Appendix may be amended in accordance with Section 4(b) hereof.
(ix) "Business Day" shall have the meaning assigned thereto in the applicable MSLA, including any applicable Addendum or Exhibit and shall include, as applicable, a New York Business Day and a Foreign Business Day.
(x) "Cash Collateral" shall mean fed funds and such U.S. currencies as may be pledged by a Borrower in connection with a particular Loan.
(xi) "Collateral" shall mean Cash Collateral.
(xii) "Collateral Account" shall mean, as the case may be, an account maintained by Chase with itself, with any Depository or with any Triparty Institution and designated as a Collateral Account for the purpose of holding any one or more of Collateral, Authorized Investments, and Proceeds in connection with Loans hereunder.
(xiii) "Collateral Amount" shall have the meaning assigned thereto in Section 5(c) hereof.
(xiv) "Collateral Requirement" shall have the meaning assigned thereto in
Section 5(c) hereof.
(xv) "Credit Date" shall have the meaning assigned thereto in Section 7(b) hereof.
(xvi) "Depository" shall mean: (i) The Depository Trust Company, and any other securities depository or clearing agency (and each of their respective successors and nominees) registered with the U.S. Securities and Exchange Commission or registered with or regulated by the applicable foreign equivalent thereof or otherwise able to act as a securities depository or clearing agency,
(ii) any transnational depository, (iii) the Federal Reserve book-entry system for the receiving and delivering of U.S. Government Securities, and (iv) any other national system for the central handling of that country's government securities.
(xvii) "Distributions" shall have the meaning assigned thereto in Section 3(b)(v) hereof.
(xviii) "Dollars" shall have the meaning assigned thereto in Section 5(c) hereof.
(xix) "Foreign Securities" shall mean Global Depositary Receipts.
(xx) "Loan" shall mean a loan of Securities hereunder and under the applicable MSLA.
(xxi) "Market Value" shall have the meaning assigned thereto in the applicable MSLA, and shall include, in the case of fixed income securities, accrued but unpaid interest.
(xxii) "MSLA" shall mean a master securities lending agreement or securities borrowing agreement between Chase and a Borrower, pursuant to which Chase lends securities on behalf of its customers (including Lender) from time to time. A copy of Chase's standard forms of MSLA, including (as applicable) the international addendum thereto, are annexed (i) as Appendix 2A in the case of borrowers located in the United States, and (ii) as Appendix 2B in the case of borrowers located outside the United States. The form of MSLA applicable to each Borrower is indicated in Appendix 1.
(xxiii) "Oral Instructions" shall have the meaning assigned thereto in Section 10 hereof.
(xxiv) "Proceeds" shall mean interest, dividends and other payments and Distributions received by Chase in connection with Authorized Investments.
(xxv) "Proper Instructions" shall mean Oral Instructions and Written
Instructions.
(xxvi) "Rebate" shall mean the amount payable by Chase on behalf of Lender to a Borrower in connection with Loans collateralized by Cash Collateral, which shall be a percentage of the Cash Collateral as agreed by the Borrower and Chase.
(xxvii) "Return Date" shall have the meaning assigned thereto in Section 7(c)(i) hereof.
(xxviii) "Securities" shall mean government securities (including U.S. Government Securities), equity securities, bonds, debentures, other corporate debt securities, notes, mortgages or other obligations, and any certificates, warrants or other instruments representing rights to receive, purchase, or subscribe for the same, or evidencing or representing any other rights or interests therein and held pursuant to the Agreement.
(xxix) "Triparty Institution" shall mean a financial institution approved by Lender with which Chase shall have previously entered a triparty agreement among itself, such Triparty Institution and a particular Borrower providing, among other things, for the holding of Collateral in a Collateral Account at such Triparty Institution in Chase's name on behalf of Chase's lending customers and for the substitution of Collateral; provided, however, that any substituted Collateral shall meet the then standards for acceptable Collateral set by Chase.
(xxx) "U.S. Government Securities" shall mean book-entry securities issued by the U.S. Treasury (as defined in Subpart 0 of Treasury Department Circular No. 300 and any successor provisions) and any other securities issued or fully guaranteed by the United States government or any agency, instrumentality or establishment of the U.S. government, including, without limitation, securities commonly known as "Ginnie Maes," "Sally Maes," "Fannie Maes" and "Freddie Macs".
(xxxi) "U.S. Securities" shall mean Securities issued by an issuer that is organized under the laws of the United States or any State thereof or that are otherwise traded in the United States, and shall include American Depositary Receipts.
(xxxii)  "Written Instructions" shall have the meaning assigned thereto in
Section 10 hereof.
Section 2 - Appointment.  Authority.
 (a) Appointment. Lender hereby appoints Chase as its agent to lend Securities in the Account on Lender's behalf on a fully disclosed basis to Borrowers from time to time on such terms and conditions and at such times as Chase shall determine, all in accordance with the terms hereof, and Chase may exercise all rights and powers provided under any MSLA as may be incidental thereto, and Chase hereby accepts appointment as such agent and agrees to so act.
 (b) Authority. Lender hereby authorizes and empowers Chase to execute in Lender's name and on its behalf and at its risk all agreements and documents as may be necessary to carry out any of the powers herein granted to Chase.
Lender grants Chase the authority set forth herein notwithstanding its awareness that Chase, in its individual capacity or acting in a fiduciary capacity for other accounts, may have transactions with the same institutions to which Chase may be lending Securities hereunder, which transactions may give rise to actual or potential conflict of interest situations. Chase shall not be bound to: (i) account to Lender for any sum received or profit made by Chase for its own account or the account of any other person or (ii) disclose or refuse to disclose any information or take any other action if the same would or might in Chase's judgment, made in good faith, constitute a breach of any law or regulation or be otherwise actionable with respect to Chase; provided that, in circumstances mentioned in (ii) above, Chase shall promptly inform Lender of the relevant facts (except where doing so would, or might in Chase's judgment, made in good faith, constitute a breach of any law or regulation or be otherwise actionable as aforesaid).
Section 3 - Representations and Warranties.
  (a) Representations of each party. Each party hereto represents and warrants to the other that: (i) it has the power to execute and deliver this Lending Agreement, to enter into the transactions contemplated hereby, and to perform its obligations hereunder; (ii) it has taken all necessary action to authorize such execution, delivery, and performance; (iii) this Lending Agreement constitutes a legal, valid, and binding obligation enforceable against it; and
(iv) the execution, delivery, and performance by it of this Lending Agreement shall at all times comply with all applicable laws and regulations.
 (b)  Representations of Lender.  Lender represents and warrants to Chase that:
(i) this Lending Agreement is, and each Loan shall be, legally and validly entered into, and does not and shall not violate any statute, regulation, rule, order or judgment binding on Lender, or any provision of Lender's charter or by-laws, or any agreement binding on Lender or affecting its property; (ii) the person executing this Lending Agreement and all Authorized Persons acting on behalf of Lender has and have been duly and properly authorized to do so;
(iii) it is lending Securities as principal and shall not transfer, assign or encumber its interest in, or rights with respect to, any Securities available for Loan hereunder (except that nothing shall restrict Lender's ability to sell Securities available for or on Loan); (iv) it is the beneficial owner of all Securities or otherwise has the right to lend Securities; and (v) it is entitled to receive all interest, dividends and other distributions (including, but not limited to, payments made by the depositary in connection with American Depositary Receipts and Global Depositary Receipts) ("Distributions") made by the issuer with respect thereto. Lender shall promptly identify to Chase by notice, which notice may be oral, any Securities that are no longer subject to the representations contained in (b). In connection with (b)(iii), it is acknowledged that Chase will not assert any lien or encumbrance under the Agreement with respect to Securities on Loan consistent with representations made to the Borrower under the applicable MSLA.
Section 4 -  Borrowers.
 (a) MSLA. Lender hereby acknowledges receipt of the forms of MSLA and authorizes Chase to lend Securities in the Account to Borrowers thereunder pursuant to an agreement substantially in the form thereof.
 (b) Borrowers. Securities that may be lent pursuant to Section 5(a) hereof may be lent to any Borrower listed in Appendix 1, as such Appendix may be updated from time to time to add new Borrowers and to delete entities that have ceased to be potential Borrowers. Chase shall provide Lender with notice of each addition of a Borrower to such list. No Loans of Securities shall be made to any potential Borrower unless and until Lender shall have approved the addition of such Borrower in writing.
Section 5 - Loans.

 (a) Securities to be lent. Lending opportunities. Loan initiation. All U.S. Securities and all Foreign Securities of Lender shall be subject to the terms hereof; except that until further notice from Lender authorizing the lending of other security types, the only securities that Chase may lend hereunder are those American Depositary Receipts and Global Depositary Receipts of which Chase is notified in writing by Lender from time to time. Chase shall seek to assure that Lender receives a fair allocation of lending opportunities vis-a-vis other lenders, taking into account the demand for and availability of Securities, types of collateral, eligibility of Borrowers, limitations on investments of Cash Collateral, tax treatment, and similar commercial factors. From time to time, Chase may lend to Borrowers Securities held in the Account (except Securities that Lender has notified to Chase are unavailable or Securities that are no longer subject to the representations set forth in
Section 3) and shall deliver such Securities against receipt of Collateral in accordance with the applicable MSLA. Chase shall have the right to decline to make any Loans to any Borrower and to discontinue lending to any Borrower in its sole discretion and without notice to Lender.
 (b) Receipt of Collateral. Collateral substitution. For each Loan, Chase or a Triparty Institution shall receive and hold all other Collateral required by the applicable MSLA in a Collateral Account, and Chase is hereby authorized and directed, without obtaining any further approval from Lender, to invest and reinvest all or substantially all Cash Collateral in accordance with the Investment Guidelines in Appendix 3. Chase shall credit, or where applicable shall have a Triparty Institution credit, all Collateral, Authorized Investments and Proceeds to a Collateral Account and Chase shall mark its books and records to identify Lender's interest therein, it being understood, however, that all monies credited to a Collateral Account may for purposes of investment be commingled with cash collateral held for other lenders of securities on whose behalf Chase may act. Chase may, in its sole discretion, liquidate any Authorized Investment and credit the net proceeds to a Collateral Account, it being understood that Chase will act to liquidate investments in an orderly fashion (or as otherwise instructed by Lender in writing) in the event of the termination of this Lending Agreement. It being understood that Borrowers shall not make substitutions in that only Cash Collateral is permitted hereunder, Chase shall accept substitutions of Collateral (such as in the context of repurchase agreements), and shall credit, or where applicable shall have a Triparty Institution credit, all such substitutions to a Collateral Account.
 (c) Mark to market procedures. (i) Chase shall require initial Collateral for a Loan in an amount determined by applying the then applicable "Collateral Requirement" (as defined below) to (x) the Market Value of the Security that is the subject of the Loan plus (y) in the case of fixed income Securities, any accrued but unpaid interest thereon. The Collateral Requirement with respect to a given Security shall be an amount equal to the then applicable percentage (currently (x) 102% for securities denominated in U.S. dollars ("Dollars"), securities for which Collateral is denominated in the same currency, and Global Depositary Receipts settled in the U.S. market, and (y) 105% for all other securities, including Global Depositary Receipts settled in markets outside the U.S. of the Market Value of the Security which is the subject of a Loan (plus accrued but unpaid interest thereon in the case of fixed income Securities) as determined as of the close of trading on the preceding Business Day. (ii)(A) With respect to each Loan of Securities denominated in Dollars, if the aggregate Market Value of the Collateral held by Chase on behalf of Lender for such Loan on any Business Day is less than the aggregate Market Value of the Securities which are the subject of such Loan (together with accrued but unpaid interest in the case of fixed income Securities), Chase shall demand on behalf of Lender that the Borrower shall provide additional Collateral. Such additional Collateral, together with the Collateral then held by Chase on behalf of Lender for such Loan, shall be not less than the applicable Collateral Requirement. Chase shall not mark a Security denominated in Dollars except where the Market Value of the Collateral held for such Security falls below the Market Value of such Security (plus accrued but unpaid interest thereon in the case of fixed income Securities). (B) With respect to all loans of Securities denominated other than in Dollars from all lenders to a given Borrower, each Business Day Chase shall determine if the Market Value of all Collateral received by Chase from that Borrower in connection with all such loans is at least equal to the aggregate amount ("Collateral Amount") determined by applying the applicable Collateral Requirement to each Security denominated other than in Dollars on loan to such Borrower from all lenders.
If the Market Value of the Collateral held for any individual Security is not at least equal to the Market Value of such Security, or if the Market Value of all Collateral received from a given Borrower in respect of such loans is not at least equal to the Collateral Amount, Chase shall demand on behalf of Lender that Borrower shall provide additional Collateral so as to meet the Collateral Amount by marking specific Loans. In accordance with general market practice, the Market Value of certain Securities (including, without limitation, U.S. Government Securities), whether on Loan or received as Collateral, may be determined on a same day basis by reference to recognized pricing services.
 (d) Changes in procedures applicable to Collateral. The Collateral procedures set forth in Sections 5(b)-(c) above reflect Chase's current practice and may be changed by Chase from time to time based on general market conditions (including volatility of Securities on Loan and of securities Collateral), the Market Value of Securities on Loan to a given Borrower, and in accordance with general market practice and regulatory requirements. Chase shall give Lender four (4) weeks prior notice in writing of material revisions to the foregoing procedures, provided, however, that Chase may not change the applicable Collateral Requirement without the prior written consent of Lender.
 (e) Investment of Cash Collateral. (i) Chase is hereby authorized to invest and reinvest Cash Collateral in accordance with the investment guidelines annexed hereto as Appendix 3. (ii) Authorized Investments are made for the account of, and at the sole risk of, Lender. In that connection, Lender shall pay to Chase on demand in cash an amount equal to any deficiency in the amount of Collateral available for return to a Borrower pursuant to an applicable MSLA. Chase is authorized to select brokers and dealers for the execution of trades in connection with the investment of Cash Collateral, which broker or dealer may, subject to applicable law, be an affiliate of Chase; provided, that Chase will use its best efforts to obtain the most favorable net results and execution of the Account's orders, taking into account all appropriate factors, including price, dealer spread or commission, if any, size of transaction and difficulty of the transaction
 (f) Distributions and Voting Rights.
 (i) Chase shall credit Lender's account on payable date with the amount of all cash Distributions with respect to Securities on Loan over their record date that Lender would have received under the Agreement had such Securities not been on Loan over record date. To the extent that cash Distributions are not delivered to Chase by Borrower and Chase has so credited Lender's account with such Distributions, Chase shall be subrogated to Lender's rights against Borrower as provided in Section 7(d). In connection with the foregoing, Lender shall promptly return any amount so credited upon oral or written notification from Chase that: (a) such amount has not been paid by the issuer of the Securities or the paying agent therefor (as applicable) in the ordinary course of business or (b) such amount was incorrectly credited. If Lender does not promptly return any amount upon such notification, Chase shall be entitled, upon oral or written notification to Lender, to reverse such credit by debiting Lender's account for the amount previously credited.
 (ii) (a) Any non-cash Distribution which is in the nature of a stock split or a stock dividend shall be added to the existing Loan to which such dividend relates as of the date such non-cash Distribution is payable and shall be subject to the provisions hereof and the applicable MSLA. (b) Any non-cash Distribution which is in the nature of warrants or rights to purchase shares made with respect to any Securities on Loan shall be deemed to be a new Loan made by Lender to Borrower (and shall be considered to constitute Securities on
Loan) as of the date such non-cash Distribution is payable and shall be subject to the provisions hereof; provided that Lender may, by giving Chase ten (10) Business Days' notice prior to the date of such non-cash Distribution (or such different amount of time as Chase may from time to time require on advice to Lender), direct Chase to request that the Borrower deliver such non-cash Distribution to Chase pursuant to the applicable MSLA, in which case Chase shall credit such non-cash Distribution to Lender's account. (c) If upon Chase's request on behalf of Lender, Borrower fails to deliver the non-cash Distribution on its payable date, the indemnity provisions and corresponding subrogation rights set forth in Section 7 shall apply.
 (iii) During the term of any Loan, Chase shall permit the Securities on Loan to be transferred into the name of and be voted by the Borrower or others. Lender shall not be entitled to participate in any dividend reinvestment program with respect to Securities that are eligible for Loan (whether or not actually on Loan) or to vote proxies with respect to Securities that are on Loan as of the applicable record date for such Securities.
 (g) Advances and overdrafts. Chase may, in its sole discretion, advance funds on behalf of Lender in order to pay to Borrowers any Rebates or to return to Borrowers Cash Collateral to which they are entitled pursuant to the applicable MSLA. Lender shall repay Chase on demand the amount of any advance or any other amount owed by Lender hereunder. In the event of any such advance, Chase shall be entitled to recover its costs as may be determined by Chase in good faith.
 (h) Termination of a Loan. (i) Loans shall be terminable on demand. (ii) Chase shall terminate any Loan of Securities to a Borrower as soon as practicable after: (a) receipt by Chase of a notice of termination of the respective MSLA; (b) receipt by Chase of Written Instructions directing it to terminate a Loan; (c) receipt by Chase of Written Instructions instructing it to delete from Appendix 1 the Borrower to which such Loan was made; (d) receipt by Chase of Written Instructions advising that the Security subject to a Loan is no longer subject to the representations contained in Section 3 hereof; (e) receipt by Chase of notice advising that an Event of Default (as defined in the applicable MSLA) has occurred and is continuing beyond any applicable grace period; (f) whenever Chase, in its sole discretion, elects to terminate such Loan; or (g) termination hereof. (iii) If Securities which are the subject of a Loan being terminated are to be sold by Lender, Written Instructions shall in no event be given to Chase later than the trade date in the local market for such Securities or at such earlier time as Chase may advise Lender from time to time with respect to particular markets. In accordance with its usual practice, Chase may, in its discretion, credit Lender's account on a contractual settlement date with the proceeds of any sale of Securities. Chase may reverse credits made to Lender's account in its discretion if the related transaction fails to settle within a reasonable period, determined by Chase in its discretion, after the contractual settlement date for such transaction. Chase shall not be liable for any delays in settlement (other than its own) directly caused by Lender if timely notice is not given by Lender as provided in this Section, and shall not be liable in any event (except as provided in
Section 7) for failure of a Borrower to return Securities on Loan in a timely fashion.
 (i) Recordkeeping and Reports. Chase shall establish and maintain such records as are reasonably necessary to account for Loans that are made and the income derived therefrom. Chase shall provide Lender with a monthly statement describing the Loans made during the preceding month, and the income derived from Loans, during the period covered by such statement. A party shall comply with reasonable requests of the other party for information necessary to the requester's performance of its duties hereunder.
Section 6 - Default by Borrower.
 (i) Chase may assume (unless it has actual knowledge to the contrary) that any representations made by a Borrower in connection with any Loan are true, that no event which is or may become an Event of Default (as defined in the applicable MSLA) has occurred and that a Borrower has complied with its obligations under the applicable MSLA. Except as provided in Sections 5(f) and 7(b)-(c) (1) Chase shall have no responsibility for any breach of any obligation by any Borrower under or in connection with any MSLA or Loan, (2) Chase shall have no responsibility for the accuracy or completeness of any information supplied by any Borrower, and (3) Chase shall not be liable as a result of taking or omitting to take any action in respect of the foregoing, provided that Chase shall not have been negligent in carrying out its responsibilities hereunder. (ii) If any Borrower with respect to any Loan effected pursuant hereto and pursuant to the applicable MSLA fails to return any Securities on Loan when due thereunder for reasons other than relating to the solvency of the Borrower, Chase shall then, in addition to taking whatever action may be required by Section 7(c), take whatever action its deems appropriate in accordance with general market practice and Chase's reasonable judgment, including, but not necessarily limited to, claiming compensation from such Borrower on behalf of Lender in the event a trade executed by Lender fails on account of such Borrower's failure timely to have returned Securities on Loan or, where Chase deems it necessary, such other action as may be permitted by the applicable MSLA, including collecting any applicable penalties or fines.
(iii) If any Borrower with respect to any Loan effected pursuant hereto and pursuant to the applicable MSLA fails to return any Securities on Loan when due thereunder for reasons relating to the solvency of the Borrower, Chase shall then, in addition to taking whatever action may be required by Section 7(c), take such action as its deems appropriate in accordance with Chase's reasonable judgment under the applicable MSLA.
Section 7 - Liabilities.  Indemnification.
 (a) Liabilities. Chase will use reasonable care with respect to its obligations to hold Securities and Collateral under this Agreement. Chase shall be liable to Lender for any loss which shall occur as the result of the failure of any agent appointed by it that holds Securities or Collateral, or such agent's respective successors or nominees, to exercise reasonable care to the same extent that Chase would be liable to Lender if Chase were holding Securities or Collateral in New York. In the event of any loss to Lender by reason of the failure of Chase or any such agent to utilize reasonable care, Chase shall be liable to Lender only to the extent of Lender's direct damages. In no event shall Chase be liable for indirect or consequential damages or lost profits or loss of business, arising hereunder or in connection herewith, even if previously informed of the possibility of such damages and regardless of the form of action (other than where such damages result from Chase's bad faith or willful misconduct). Chase will not be responsible for any act, omission, default or for the solvency of any broker which it appoints unless such appointment was made negligently or in bad faith. For purposes of clarity, it is understood and agreed that the word "agent" as used herein shall not include any securities depository.
 Except for any costs or expenses (including attorneys' and accountants' fees) incurred by Chase in performing its obligations pursuant to Sections 5(f) and 7(b) and (c) and ordinary operating expenses incurred by Chase in providing services hereunder, Lender shall indemnify Chase and hold it harmless from and against any and all costs, expenses, damages, liabilities or claims, including reasonable fees and expenses of counsel, which Chase may sustain or incur or which may be asserted against Chase by reason of or as a result of any action taken or omitted by Chase in connection with operating hereunder or enforcing Lender's rights under the applicable MSLA, other than those costs, expenses, damages, liabilities or claims arising out of the negligence, bad faith or willful misconduct of Chase. The foregoing indemnity shall be a continuing obligation of Lender, its successors and assigns, notwithstanding the termination of any Loans hereunder or of this Lending Agreement. Upon prior written notice to Lender (which shall include an accounting of all amounts so charged), Chase may charge any amounts to which it is entitled hereunder against the Account. Actions taken or omitted in reliance upon Proper Instructions, or upon any information, order, indenture, stock certificate, power of attorney, assignment, affidavit or other instrument reasonably believed by Chase, in good faith, to be genuine or bearing the signature of a person or persons believed, in good faith, to be authorized to sign, countersign or execute the same, shall be conclusively presumed to have been taken or omitted in good faith.
 (b) Indemnification of Lender in respect of Distributions. If the Borrower in respect of any Loan effected pursuant hereto and pursuant to the applicable MSLA fails to deliver any non-cash Distributions with respect to Securities on Loan as and when requested to do so by Chase as provided in Section 5(f) hereof, Chase shall, at its expense (subject to Sections 7c(ii) and 7(d) hereof), as soon as practicable, use reasonable commercial efforts to obtain replacement securities of the same issue, class, type or series as the Distribution for crediting to the Account. If, upon completion of one settlement cycle for such securities, Chase has been unable to obtain replacement securities, Chase shall so notify Lender and Lender shall then advise Chase in writing of whether it wishes Chase to continue to attempt to obtain replacement securities or, instead, to promptly credit (but in no event later than one Business Day after such notice) Lender's account in Dollars with the Market Value of such Securities as of such date (with the date on which such credit is made being the "Credit Date"). If Lender advises Chase to continue to attempt to obtain the securities, Chase shall continue to do so until the date on which Lender advises Chase in writing to cease such attempts, it being understood and agreed that Lender will, in its discretion, consider so advising Chase 90 days after the date that Borrower has failed to deliver the non-cash Distribution. Upon ceasing to attempt to obtain replacement securities, Chase shall credit Lender's account in the manner contemplated by the preceding sentence.
 (c) Indemnification of Lender in respect of Securities.
 (i) If the Borrower in respect of any Loan of Securities effected pursuant hereto and pursuant to the applicable MSLA fails to return any Securities on Loan to Chase for the Account when due thereunder, which is the date an Event of Default shall have occurred under the applicable MSLA (the "Return Date"), then Chase shall, at its expense (subject to Sections 7c(ii) and 7(d) hereof), as soon as practicable, use reasonable commercial efforts to obtain replacement Securities of the same issue, type, class and series for crediting to the Account. If, upon the completion of one settlement cycle for such Securities, Chase has been unable to obtain replacement Securities, Chase shall so notify Lender and Lender shall then advise Chase in writing of whether it wishes Chase to continue to attempt to obtain replacement Securities or, instead, to promptly credit (but in no event later than one Business Day after such notice) Lender's account in Dollars with the Market Value of such Securities as of the Credit Date (including all distributions on the Securities up to and including the Credit Date and, in the case of debt Securities, accrued interest up to and including the Credit Date). If Lender advises Chase to continue to attempt to obtain the subject Securities, Chase shall continue to do so until the date on which Lender advises Chase in writing to cease such attempts, it being understood and agreed that Lender will, in its discretion, consider so advising Chase 90 days after the Return Date for such Securities. Upon ceasing to attempt to obtain replacement Securities, Chase shall credit Lender's account in the manner contemplated by the preceding sentence.
 (ii) In connection with (i) above, if the Market Value of the Cash Collateral at the time of default by the Borrower on a Credit Date is less than that which is required to purchase replacement securities or to credit the Lender's account with the Market Value in Dollars of the Securities on Loan as a result of a decrease in the Market Value of Authorized Investments, Chase shall not be responsible for that decrease and shall deposit replacement securities or credit Lender's account, with the Market Value of such Securities on Loan only up to an amount equal to the Market Value of Authorized Investments.
 (iii) Chase shall indemnify Lender and hold it harmless from and against any and all costs, expenses, damages, liabilities or claims, including reasonable fees and expenses of counsel, which Lender may sustain or incur to the extent that Chase's negligence or willful default results in a Lender Event of Default under the applicable MSLA. In addition, Chase shall indemnify Lender and hold it harmless from and against any and all costs, expenses, damages, liabilities or claims, including reasonable fees and expenses of counsel, resulting from buy-ins and other broker claims in connection with the sale of Securities that are not timely returned, provided that Chase shall not be required to so indemnify Lender to the extent that Lender's failure to provide timely notice or Lender's negligence has directly caused such damages.
 (d) Subrogation.  If Chase makes a payment or a purchase pursuant to Sections5
(f), 7(b) or 7(c) Chase shall, to the extent of such payment or purchase, be subrogated to, and Lender shall assign and be deemed to have assigned to Chase, all of its rights in, to and against the Borrower (and any guarantor thereof) in respect of such Loan, any Collateral pledged by the Borrower in respect of such Loan, and all proceeds of such Collateral. In the event that Lender receives or is credited with any payment, benefit or value from or on behalf of the Borrower in respect of rights to which Chase is subrogated as provided herein, Lender shall promptly remit or pay to Chase the same to the extent of such subrogation (or its Dollar equivalent).
Section 8 - Chase Compensation.
(a) In connection with each Loan hereunder, Lender shall pay to Chase (i) a fee equal to 20% of earnings (less any Rebate paid by Chase to a Borrower) derived from Authorized Investments in connection with Loans of Securities consisting of American Depositary Receipts and Global Depository Receipts. (b) The fee payable to Chase for services performed pursuant to Section5 (e) hereof shall be equal to 0.075 (i.e. 7.5 basis points) of the Authorized Investments. All securities constituting Authorized Investments shall be valued based on their amortized cost. Fees shall be accrued or charged daily, as appropriate, and shall be payable monthly in arrears. (c) Chase is authorized, on a monthly basis, to charge all the foregoing fees (together with reasonable expenses incurred by Chase hereunder) and any other amounts owed by Lender hereunder against the Account and/or a Collateral Account. (d) If based on its analysis Chase determines that the fee schedule for any other "Similar Securities Lending Customer" of Chase would result in a lower overall fee to Lender than would the foregoing fee schedule, then Lender shall be given the benefit of such other fee schedule in its entirety, effective with the first day of the month that such fee schedule is made effective. Chase shall analyze fee schedules for purposes hereof not less than semi-annually. A "Similar Securities Lending Customer" shall mean another customer that is a U.S. investment company.
Section 9 - Taxes.
 (a) Lender shall be responsible for all filings, tax returns and reports on any Loans undertaken by Chase on Lender's behalf which are to be made to any authority whether governmental or otherwise and for the payment of all unpaid calls, taxes (including, without limitation, any value added tax), imposts, levies or duties due on any principal or interest, or any other liability or payment arising out of or in connection with any Securities or any Collateral, and in so far as Chase is under any obligation (whether of a governmental nature or otherwise) to pay the same on Lender's behalf Chase may do so out of any monies or assets held by it pursuant to the terms of the Agreement or hereunder.
 (b) Lender acknowledges that: (i) the tax treatment of the payments made by a Borrower to a Lender in lieu of Distributions (including, by way of illustration and not of limitation, with respect to any dividends received deduction and amounts paid by the depositary on American Depositary Receipts and Global Depositary Receipts) may differ from the tax treatment of the Distribution to which such payments relate; and (ii) it has made its own determination as to the tax treatment of any Loan made pursuant hereto, of any in lieu of payments made by a Borrower and of any remuneration and any other amounts that may be received by it hereunder.
Section 10 - Instructions.
 (a)(i) Written Instructions. "Written Instructions" shall mean written communications actually received by Chase from an Authorized Person or from a person reasonably believed by Chase to be an Authorized Person by letter, memorandum, telegram, cable, telex, telecopy facsimile, computer, video (CRT) terminal or other on-line system, or any other method reasonably acceptable to Chase and whereby Chase is able to verify with a reasonable degree of certainty the identity of the sender of such communications or which communications are transmitted with proper testing or authentication pursuant to terms and conditions which Chase may specify. (ii) Oral Instructions. "Oral Instructions" shall mean oral communications actually received by Chase from an Authorized Person or from a person reasonably believed by Chase to be an Authorized Person. Oral Instructions shall promptly thereafter be confirmed in writing by an Authorized Person (which confirmation may bear the facsimile signature of such Person), but Lender shall hold Chase harmless for the failure of an Authorized Person to send such confirmation in writing, the failure of such confirmation to conform to the Oral Instructions received, or Chase's failure to produce such confirmation at any subsequent time. Lender shall be responsible for safeguarding any testkeys, identification codes or other security devices which Chase may make available to Lender or its Authorized Persons.
 (b) Unless otherwise expressly provided, all Proper Instructions shall continue in full force and effect until canceled or superseded.
Section 11 - Pricing Services.
 Chase may use any pricing service referred to in an applicable MSLA and any other recognized pricing service (including itself and any of its affiliates) in order to perform its valuation responsibilities with respect to Securities, Collateral and Authorized Investments, and Lender shall hold Chase harmless from and against any loss or damage suffered or incurred as a result of errors or omissions of any such pricing service other than an affiliated pricing service.
Section 12 - Termination.
 This Lending Agreement may be terminated at any time by either party upon delivery to the other party of notice specifying the date of such termination, which shall be not less than 30 days after the date of receipt of such notice. Notwithstanding any such notice, this Lending Agreement shall continue in full force and effect with respect to all Loans outstanding on the termination date, which Loans shall, however, be terminated as soon as reasonably practicable.
Section 13 - Miscellaneous.
 (a) Legal proceedings. Chase may refrain from bringing any legal action or proceeding arising out of or in connection with any Loan until it shall have received such security as it may require for all costs, expenses (including legal fees) and liabilities which it shall or may expend or incur in relation thereto.
 (b) Integration. Lending Agreement to Govern. This Lending Agreement and the Agreement contain the complete agreement of the parties with respect to the subject matter hereof and supersede and replace any previously made proposals, representations, warranties or agreements with respect thereto by the parties. In the event of any conflict between this Lending Agreement and the Agreement as any provision or interpretation thereof pertains to securities lending activities, this Lending Agreement shall govern.
 (c) Notices. Unless expressly provided herein to the contrary, notices hereunder shall be in writing, and delivered by telecopier, overnight express mail, first-class postage prepaid, delivered personally or by receipted courier service. All such notices which are mailed shall be deemed delivered upon receipt. Notices shall be addressed as follows (or to such other address as a party may from time to time designate on notice duly given in accordance with this paragraph): notices to Chase shall be addressed to it at 4 New York Plaza, New York, New York, 10004, Attention: Global Securities Lending; notices to be given to Lender shall be addressed to it at its offices at c/o Capital International, Inc., 11100 Santa Monica Boulevard, 15th Floor, Los Angeles, California 90025, Attention: Peter C. Kelly.
 (d) Amendments. Waiver. This Lending Agreement may be modified only by a written amendment signed by both parties, and no waiver of any provision hereof shall be effective unless expressed in a writing signed by the party to be charged.
 (e) Governing Law. Consent to Jurisdiction. Waiver of Immunity. This Lending Agreement shall be construed in accordance with the laws of the State of New York, without regard to the conflict of laws principles thereof. Chase and Lender each hereby consents to the jurisdiction of a state or federal court situated in New York City, New York in connection with any dispute arising hereunder and Lender hereby waives any claim of forum non conveniens to the extent that it may lawfully do so. To the extent that in any jurisdiction Lender may now or hereafter be entitled to claim, for itself or its assets, immunity from suit, execution, attachment (before or after judgment) or other legal process, Lender irrevocably shall not claim, and it hereby waives, such immunity.
 (f) Counterparts. Headings. This Lending Agreement may be executed in several counterparts, each one of which shall constitute an original, and all collectively shall constitute but one instrument. The headings of the sections hereof are included for convenience of reference only and do not form part of this Lending Agreement.
 (g) Severability. Any provisions hereof which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
 IN WITNESS WHEREOF, the parties have executed this Lending Agreement as of the date first above-written.
EMERGING MARKETS GROWTH FUND, INC. THE CHASE MANHATTAN BANK
By:  Capital International, Inc.
By: /s/Naomi Kobayashi By: /s/Gene Gemelli
Name: Naomi Kobayashi Name: Gene Gemelli
Title: Vice President and  Title: Vice President
   Senior Counsel
 Date: March 8, 2001
Date: March 8, 2001



                                   APPENDIX 3
                             SECURITIES LENDING
                            INVESTMENT GUIDELINES
                 EMERGING MARKETS GROWTH FUND, INC. ("LENDER")
A. FUND OBJECTIVE
 This short term, fixed income fund (the "Fund") is designed to maximize the yield on securities lending cash collateral by investing in securities that satisfy these guidelines, as applied at the time of purchase.
B. PERMISSIBLE INVESTMENTS
 1.  INSTRUMENTS
 The Fund is permitted to purchase both fixed-income securities and other securities with debt-like characteristics on a fixed rate and floating rate basis, including:
 Asset Backed Securities
 Bank Notes
 Bankers' Acceptances
 Certificates of Deposit
 Commercial Paper, including unregistered (so-called 4(2)) Commercial Paper Corporate Bonds
 Corporate Notes
 Deposit Notes
 Investment Agreements, Funding Agreements, or GICs entered into, with, or guaranteed by an insurance company
 Master Notes
 Medium Term Notes
 Promissory Notes
 Repurchase Agreements, subject to the requirements of paragraph G
 Time Deposits
 U.S. Government Securities, which shall include securities issued or
guaranteed    as to principal and interest by the United States Government, its
agencies    instrumentalities or establishments
 2.  MONEY MARKET FUNDS
 In addition, for purposes of these guidelines, shares of a money market mutual fund registered with the Securities and Exchange Commission as an investment company under the Investment Company Act of 1940, as amended: (i) shall be permissible investments, (ii) shall not be subject to any limitation under the Concentration Guidelines in paragraph E, (iii) shall be deemed to have a Final Maturity of one day for purposes of the Maturity Guidelines in paragraph F and
(iv) shall be deemed to meet the applicable Quality Guidelines in paragraph H.
 3.  CERTAIN DERIVATIVES
 The Fund will not invest in any instrument whose coupon rate will move in the opposite direction of the index to which such instrument is tied. In addition, in the event that the Fund invests in any instrument whose coupon rate moves when the index to which such rate is tied moves, the Fund shall invest only in those of such instruments whose movements in the coupon rate are equivalent to movements in the index.
 4.  CURRENCY
Only U.S. Dollar denominated securities will be permissible under these guidelines.
 5.  LIMITATION ON FOREIGN ISSUERS
 There are no limitations on foreign issuers.
C. PROHIBITED INVESTMENTS
1. All investments and all securities, other than those of the types set forth in paragraph B.1.
(xxxiii) Any securities of J. P. Morgan Chase & Co. (or any successor thereto) or its affiliates.
(xxxiv) Equity securities.
(xxxv) Floating rate securities with an interest rate cap, with the exception of those capped at a rate in excess of 20% to comply with state usury laws. (xxxvi) Any securities prohibited by the Lender's Prospectus and Statement of Additional Information, as and to the extent advised to Chase by the Lender by Written Instruction from time to time. In connection with the foregoing, Lender may additionally furnish Chase with a copy of its Prospectus and Statement of Additional Information, together with changes thereto.
D. LIMITATIONS ON AMOUNTS INVESTED
The Fund will seek to be fully invested in permissible securities as of the close of business on each day.
E. CONCENTRATION GUIDELINES
The greater of 25 million or 10% of the Fund's total assets, measured at the time of purchase, may be invested in the securities of a single issuer (other than U.S. Government Securities, repurchase agreements and money market funds, as to which there is no limitation).
F. MATURITY GUIDELINES
 1. Fixed rate instruments must have a Final Maturity at the time of purchase that does not exceed 2 years, except that repurchase agreements shall not exceed 90 days.
 2. Floating rate instruments which are U.S. Government Securities must have a Final Maturity that does not exceed 5 years and all other floating rate instruments must have a Final Maturity that does not exceed 2 years.
 3. Final Maturity for purposes of these guidelines means the earliest of (i) the date noted on the face of the instrument as the date on which the principal amount must be paid, (ii) in the case of an instrument with an unconditional put or unconditional demand feature, the date on which the principal amount of the instrument can be recovered by demand, or (iii) in the case of a floating rate instrument, the next readjustment of the interest rate, provided that, if the maturity of a floating rate instrument is determined by reference to an unconditional put or unconditional demand feature, the period remaining between adjustments of the interest rate must not exceed the period specified in paragraph F.1. A floating rate instrument shall be deemed to have a maturity equal to the period remaining until the next readjustment of the interest rate, for purposes of calculating days to maturity of the instrument and the portfolio's weighted average maturity.
 4. A repurchase agreement shall be deemed to have a maturity equal to the period remaining until the date on which the repurchase of the underlying securities is scheduled to occur, or, where no date is specified, but the agreement is subject to a demand, the notice period applicable to a demand for the repurchase of the securities.
 5. Adjustable rate mortgages will have a maturity equal to the period remaining until the last principal payment is required by the terms of the underlying obligation to be paid.
 6. The Fund's maximum weighted average days to maturity may not exceed 90.
6. REPURCHASE AGREEMENTS
 Repurchase agreements (including term repurchase agreements), entered into using Tri-Party Institutions approved by the Lender; which as of the date of this writing include: The Chase Manhattan Bank, The Bank of New York and the Custodial Trust Company.
1.  PERMITTED COLLATERAL
 All repurchase agreements shall be collateralized at the time of purchase at not less than 100% of the repurchase price, including accrued interest, and shall be marked to market daily to maintain such level of collateral.
Permitted collateral includes bills, bonds or notes issued by the United States Treasury, or other securities guaranteed as to principal and interest by the Government of the United States, its agencies, instrumentalities or establishments; mortgage-backed securities sponsored by agencies of the Government of the United States; corporate obligations of domestic and foreign issuers with a minimum rating of AA- by Standard & Poor's Corporation ("S&P") or Aa3 by Moody's Investor Services, Inc. ("Moody's"); asset-backed securities with a minimum rating of AAA by S&P or Aaa by Moody's; and money market instruments (including, but not limited to, certificates of deposit, bank notes, deposit notes, bankers' acceptances and commercial paper issued by domestic issuers with a minimum rating of A-1 by S&P and P-1 by Moody's).
 2.  DIVERSIFICATION
 A repurchase agreement shall be deemed to be an acquisition of the underlying securities, provided that the obligation of the seller to repurchase the securities from the Fund is fully collateralized.
H. QUALITY GUIDELINES
 1.  RATINGS
Except as otherwise provided with respect to repurchase agreement collateral in paragraph G:
 Specified rating categories at initial time of purchase:
 a. Short-Term: Any two of the following: A-1 by S&P, P-1 by Moody's, F-1 by Fitch, D-1by Duff.
 b.  Long-Term:  At least A-by S&P and A-3 by Moody's.
A security without its own rating will be considered to be rated if it has been issued by an issuer that is rated with respect to (i) a class of short-term debt obligations, in the case of short-term ratings or (ii) a class of long-term debt obligations, in the case of long-term ratings, or any security within the relevant class that is comparable in priority and security with the purchased security. Long-term ratings will be used only if a security is not rated and no security of the same issuer that is comparable in priority with such security is rated.
 2.  DOWNGRADES
 The Fund may not purchase securities based on either an S&P, Moody's, Fitch, or Duff rating where the rating organization has announced publicly that it is examining the rating for a possible downgrade. This limitation does not apply to securities rated A1+ by S&P.
 In the event that a security held in the portfolio falls below the minimum guideline as detailed in this paragraph H as a result of being downgraded by either S&P Moody's, Fitch, or Duff, Chase will notify Lender promptly in writing and await instructions. In no event, however, will Chase be liable for any consequences of the fallen rating, including retention of the security in the absence of instructions from the Lender (except in the event that Chase does not notify Lender as provided above or fails to follow Lender's instructions with respect to such security and it being understood that "promptly" as used in this paragraph shall mean two New York Business Days).
I. COMMERCIAL BANK OBLIGATIONS
All certificates of deposit, time deposits, bank notes and bankers' acceptances must represent direct or contingent obligations of commercial banks with assets in excess of USD one billion.
                                     * * *
LENDER SHOULD ANALYZE THESE GUIDELINES CONTINUALLY TO DETERMINE THEIR CONTINUED APPROPRIATENESS, RECOGNIZING THAT ALL INVESTMENTS BEAR RISKS AND THAT THE RETURN OF PRINCIPAL IS NOT ASSURED.
EMERGING MARKETS GROWTH FUND, INC.
BY: CAPITAL INTERNATIONAL, INC.
BY:__________________________
NAME:_______________________
TITLE:________________________
DATE:________________________
THE CHASE MANHATTAN BANK
BY:__________________________
NAME: Gene Gemelli
TITLE: VICE PRESIDENT
DATE: MARCH 9, 2001
                               U.S. Borrowers

A.G. Edwards & Sons, Inc.
ABN AMRO Bank N.V., New York Branch
ABN AMRO Inc.
ABN AMRO Sage Corporation
Advest, Inc.
Australia & New Zealand Banking Group Limited
Banc  One Capital Markets, Inc
Banc of America Securities LLC
Barclays Capital, Inc.
Bear Stearns Securities Corp
Bear, Stearns & Co., Inc.
BHF Securities Corp.
Bleichroeder (Arnhold & S.), Inc.
BMO Nesbitt Burns Corp.
BNP Paribas Securities Corp.
BNY Clearing Services LLC
Cantor Fitzgerald & Company
Cantor, Fitzgerald Securities
Chase Securities Inc.
CIBC World Markets Corp.
Commerzbank Capital Markets Corporation
Credit Lyonnais Securities (USA) Inc.
Credit Suisse First Boston Corporation
Dain Rauscher Inc.
Daiwa Securities America, Inc.
Deutsche Banc Alex. Brown Inc.
Dean Witter Reynolds, Inc.
Donaldson, Lufkin & Jenrette Securities Corp.
Dresdner, Kleinwort, Benson, N.A., LLC
Fahnestock & Co., Inc.
First Albany Corporation
Goldman, Sachs & Co.
Gruntal & Co., LLC
Herzog, Heine, Geduld, Inc.
HSBC Securities, (USA) Inc.
ING Barings LLC
J.P. Morgan Securities Inc.
Jefferies & Company, Inc.
Lazard Freres & Co. LLC
Legg Mason Wood Walker, Inc.
Lehman Brothers Inc
M.S. Securities Services, Inc. (Morgan Stanley)
Merrill Lynch Government Securities Inc.
Merrill Lynch, Pierce, Fenner & Smith Inc.
Mesirow Financial
Morgan Guaranty Trust Co. of NY
Morgan Stanley & Co. Incorporated
Neuberger  Berman, LLC
Nomura Securities International, Inc.
PaineWebber Incorporated
Prudential Securities Inc.
Raymond James & Associates, Inc.
RBC Dominion Securities Corporation



                               U.S. Borrowers

Refco Securities, Inc.
Salomon Smith Barney Inc.
SG Cowen Securities Corp.
Societe Generale, New York Branch
Spear, Leeds & Kellogg
TD Securities (USA) Inc.
The Chase Manhattan Bank
Tullet & Tokyo Securities Inc.
UBS Warburg LLC
Wedbush Morgan Securities, Inc.
Weiss, Peck & Greer
Wells Fargo Brokerage Services
Westdeutsche Landesbank Girozentrale (NY Branch)

                             Non-U.S. Borrowers

Barclays Bank PLC
Barclays Capital Securities Ltd.
Bear Stearns International Limited
Bear Stearns International Trading Ltd.
BNP Paribas
Chase Australia Securities Limited
Chase Manhattan International Limited
CIBC World Markets PLC
Commerzbank AG
Credit Suisse First Boston  Europe Limited
Credit Suisse First Boston Equities Limited
Daiwa Sumitomo Bank Capital Markets Ltd.
Deutsche Bank AG
Goldman Sachs International
ING Baring Ltd.
Investec Bank UK Ltd.
JP Morgan Securities Limited
Lazard Bank Limited
Lehman Brothers International (Europe)
Macquarie Bank Limited
Merrill Lynch Equities (Australia) Ltd.
Merrill Lynch International
Morgan Grenfell & Co. Limited
Morgan Stanley & Co. International Limited
Morgan Stanley Securities Ltd.
National Australia Bank
Nomura International PLC
Paine Webber International (UK) Limited
Salomon Brothers International Ltd.
Salomon Brothers UK Equity Ltd.
Salomon Smith Barney Australia Capital Markets Pty Limited
Salomon Smith Barney Australia Securities Pty Limited
SG Securities International  Ltd.
UBS AG London Branch
UBS Warburg Australia Equities Ltd.
UBS Warburg Australia Ltd.